Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports Third Quarter 2015 Results, Updates Full Year Guidance

Englewood, CO – October 23, 2015 - Westmoreland Coal Company (NasdaqGM:WLB) today announced results of the third quarter ended September 30, 2015 and updated its full year guidance.

Revenues for the quarter were $349.8 million versus $337.8 million in the same quarter in 2014. Adjusted EBITDA for the third quarter of 2015 was $48.0 million, while Adjusted EBITDA for the third quarter of 2014 was $41.7 million. Adjusted EBITDA for this quarter included results of WMLP and the Buckingham operations, which were not present during the third quarter of 2014. Net loss for the quarter was $46.6 million versus $49.3 million in the same quarter in 2014.

"The quarter was a steady one despite very mild weather and customer outages," said CEO Keith E. Alessi. "Strength in our historical US Coal operations offset weakness in our Ohio operations."

"As we now have greater visibility, we are updating our guidance for the year. Since issuing original guidance, we have seen numerous impacts on EBITDA and changes in capital spending. We still anticipate the free cash flow we generate for 2015 will service cash interest and additionally retire approximately $44 million in debt, or $2.45 per share. This falls within the range of outcomes of our previous guidance for EBITDA and capital. While our core business remains solid, we have experienced a prolonged plant outage at the largest customer of the MLP and Buckingham. The customer expected to be fully operational in the third quarter but continuing operational problems have delayed returning to full capacity until mid-November. The cumulative EBITDA impact of this outage in 2015 is $15.0 million versus our original guidance. Additionally, the high level of M&A activity conducted during the third quarter resulted in approximately $5.0 million in incremental professional services fees. We have adjusted our EBITDA guidance by $20.0 million to reflect these two items and we narrowed the range. We have also reduced our projected capital expenditures for the year due to lower tons sold and outstanding management of capital projects. A table reflecting these guidance updates is shown within this press release."

"During the quarter, we completed diligence on several potential acquisitions which we chose not to pursue because they did not meet our criteria. We will remain disciplined in our approach to business development. We intend to close the San Juan transaction before December 31, subject to closing conditions and approvals, using a combination of cash on hand and debt financing."

"I am extraordinarily proud of the numerous awards our mines received during the quarter including the prestigious Sentinels of Safety award and the 2015 Railroad Commission of Texas Coal Mining Reclamation Award at Jewett and the 2015 North Dakota Public Service Commission Reclamation Award at Beulah."

Westmoreland News Release	Page 1 of 9	October 23, 2015

Updated Guidance

Guidance Summary	Original Range		Revised Range
(in millions)	Low	High	Low	High
Tons	56.0	60.0	54.0	56.0
Adjusted EBITDA	$235.0	$270.0	$215.0	$225.0
Capital Expenditures	$74.0	$92.0	$70.0	$75.0
Per Ton	$1.32	$1.53	$1.30	$1.34

Safety

Safety performance through the first nine months of 2015 at Westmoreland mines was as follows:

	Reportable	Lost Time
U.S. Operations	1.44	0.72
U.S. National Average	1.92	1.34
Percentage	74.8%	53.7%

Canadian Operations	3.75	0.43

Financial Results

Westmoreland’s revenues in Q3 2015 increased to $349.8 million compared with $337.8 million in Q3 2014. Q3 2015 Adjusted EBITDA increased to $48.0 million from $41.7 million in Q3 2014. Net loss applicable to common shareholders decreased by $2.8 million, from $49.3 million ($2.95 per basic share) in Q3 2014 to $46.6 million ($2.59 per basic share) in Q3 2015.

Revenues increased primarily due to the WMLP and Buckingham acquisitions. Adjusted EBITDA increased due to the WMLP and Canadian acquisitions, but was offset somewhat by unfavorable weather conditions and customer outages at several operations impacting sales.

The decrease in Q3 net loss was driven largely by a $17.8 million decrease in derivative losses on our ROVA power contract and a $3.3 million decrease in restructuring charges. These changes were offset by $5.6 a million increase in interest expense due to our higher debt levels arising from our MLP and Buckingham acquisitions and $5.4 million in additional losses on extinguishment of debt arising from the early repayment of amounts under our term loan using the proceeds received from the Kemmerer Drop described below.

During the quarter we contributed 100% of the outstanding equity interests in Westmoreland Kemmerer, LLC ("WKL") to WMLP for $230 million in aggregate consideration (the "Kemmerer Drop"). The results of operations of WKL have been reclassified into the MLP segment and out of the US Coal segment in the following analysis.

Westmoreland News Release	Page 2 of 9	October 23, 2015

Coal - U.S. Segment Operating Results

The following table summarizes Westmoreland’s Q3 2015 and Q3 2014 U.S. coal segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2015	2014	$	%
	(In thousands, except per ton data)
Revenues	$132,018	$123,134	$8,884	7.2%
Operating income (loss)	482	(349)	831	(238.1)%
Adjusted EBITDA	14,758	14,923	(165)	(1.1)%
Tons sold - millions of equivalent tons	6.0	6.5	(0.5)	(7.7)%

Our third quarter 2015 U.S. coal segment revenues increased primarily due to the Buckingham acquisition.

U.S. coal Adjusted EBITDA decreased due to continued unfavorable weather conditions at our Jewett Mine as well as customer outages affecting several locations.

Coal - Canada Segment Operating Results

The following table summarizes Westmoreland’s Q3 2015 and Q3 2014 Canada coal segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2015	2014	$	%
	(In thousands, except per ton data)
Revenues	$107,752	$151,340	$(43,588)	(28.8)%
Operating income (loss)	4,009	(1,453)	5,462	(375.9)%
Adjusted EBITDA	23,659	22,307	1,352	6.1%
Tons sold - millions of equivalent tons	6.2	6.6	(0.4)	(6.1)%
Third quarter 2015 revenue decreased due to lower export prices impacting the Coal Valley operations and the continued weakening of the Canadian Dollar. Operating income and Adjusted EBITDA increased as a result of operational improvements.

Coal - WMLP Segment Operating Results

The following table summarizes Westmoreland’s Q3 2015 and Q3 2014 WMLP coal segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2015	2014	$	%
	(In thousands, except per ton data)
Revenues	$94,785	$41,917	$52,868	126.1%
Operating income (loss)	(4,845)	5,142	(9,987)	(194.2)%
Adjusted EBITDA	15,648	10,250	5,398	52.7%
Tons sold - millions of equivalent tons	1.6	1.1	0.5	45.5%
The WMLP Segment includes the results of operations of WKL in both periods and the results of our WMLP acquisition for the three months ended September 30, 2015. Changes period-over-period relate to the WMLP acquisition.

Westmoreland News Release	Page 3 of 9	October 23, 2015

Power Segment Operating Results

The following table summarizes Westmoreland’s Q3 2015 and Q3 2014 power segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2015	2014	$	%
	(In thousands)
Revenues	$22,017	$21,439	$578	2.7%
Operating loss	(7,976)	(26,413)	18,437	(69.8)%
Adjusted EBITDA	75	(175)	250	(142.9)%
Our third quarter 2015 power segment revenues were relatively consistent, with both periods reflecting softer power demand and pricing than historically normal summers. The operating loss improved largely as a result of $17.8 million less in derivative losses on our power contract.

Nonoperating Results

Interest expense for Q3 2015 increased to $26.8 million from $21.3 million in Q3 2014 primarily due to higher debt levels arising from our acquisitions of WMLP and Buckingham. Other expenses were also higher as a result of a loss on extinguishment of debt of $5.4 million incurred during Q3 2015 as a result of paying down debt with proceeds from the Kemmerer Drop.

Cash Flow, Leverage, and Liquidity

For the nine months ended September 30, 2015, Westmoreland generated $20.9 million in net cash provided by operating activities, used $(47.5) million in cash flows from investing activities, and provided $44.2 million in cash flows from financing activities. Net of a $(2.6) million effect of the change in foreign exchange, this results in a $15.1 million increase in our cash position during the period.

Westmoreland had the following liquidity at September 30, 2015 and December 31, 2014:

	September 30,	December 31,
	2015	2014
	(In millions)
Cash and cash equivalents	$29.3	$14.3
Corporate revolving line of credit	28.9	16.9
Total	$58.2	$31.2

Conference Call

A conference call regarding Westmoreland Coal Company’s third quarter 2015 results will be held on Friday, October 23, 2015, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625)
Live Participant Dial In (International): 201-689-8584

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include sub-bituminous and lignite surface coal mining in the Western United States and Canada, an underground bituminous coal mine in Ohio, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Westmoreland News Release	Page 4 of 9	October 23, 2015

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #
Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 5 of 9	October 23, 2015

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
Revenues	$349,796	$337,830	$1,070,240	$805,989
Cost, expenses and other:
Cost of sales	292,973	285,524	880,162	670,467
Depreciation, depletion and amortization	34,459	28,175	106,781	68,713
Selling and administrative	29,383	24,434	84,611	68,551
Heritage health benefit expenses	2,801	3,315	8,022	10,246
Loss on sale/disposal of assets	1,135	119	2,148	114
Restructuring charges	—	3,265	656	11,207
Derivative loss	5,815	23,691	6,717	29,621
Income from equity affiliates	(463)	(1,261)	(4,141)	(2,060)
Other operating loss (income)	(1,000)	—	(1,000)	151
	365,103	367,262	1,083,956	857,010
Operating loss	(15,307)	(29,432)	(13,716)	(51,021)
Other income (expense):
Interest expense	(26,831)	(21,251)	(76,870)	(63,835)
Loss on extinguishment of debt	(5,385)	(13)	(5,385)	(12,648)
Interest income	1,555	2,468	6,262	4,351
Gain (loss) on foreign exchange	1,679	(1,742)	2,474	(5,883)
Other income	356	118	1,082	697
	(28,626)	(20,420)	(72,437)	(77,318)
Loss before income taxes	(43,933)	(49,852)	(86,153)	(128,339)
Income tax expense	4,087	(718)	13,596	2,979
Net loss	(48,020)	(49,134)	(99,749)	(131,318)
Less net loss attributable to noncontrolling interest	(1,458)	—	(4,850)	—
Net loss attributable to Westmoreland Coal Company	(46,562)	(49,134)	(94,899)	(131,318)
Less preferred stock dividend requirements	—	195	—	664
Net loss applicable to common shareholders	$(46,562)	$(49,329)	$(94,899)	$(131,982)

Net loss per share applicable to common shareholders:
Basic and diluted	$(2.59)	$(2.95)	$(5.32)	$(8.49)
Weighted average number of common shares outstanding
Basic and diluted	17,986	16,729	17,846	15,554

Westmoreland News Release	Page 6 of 9	October 23, 2015

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(In thousands)
Cash Flow
Net cash provided by operating activities	$20,882	$38,211
Net cash used in investing activities	(47,451)	(344,615)
Net cash provided by financing activities	44,248	371,509

	September 30, 2015	December 31, 2014
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$29,336	$14,258
Total assets	1,728,222	1,829,578
Total debt	1,052,954	975,211
Working capital surplus (deficit)	41,154	(13,126)
Total shareholders’ deficit	(489,216)	(349,445)

The tables below show how we calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)
Adjusted EBITDA by Segment
Coal - U.S.	$14,758	$14,923	$49,209	$44,911
Coal - Canada	23,659	22,307	81,497	44,295
Coal - WMLP	15,648	10,250	49,826	34,594
Power	75	(175)	(3,152)	3,868
Heritage	(2,950)	(3,914)	(8,699)	(11,303)
Corporate	(3,224)	(1,683)	(9,406)	(5,909)
Total	$47,966	$41,708	$159,275	$110,456

Westmoreland News Release	Page 7 of 9	October 23, 2015

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(48,020)	$(49,134)	$(99,749)	$(131,318)

Income tax expense (benefit)	4,087	(718)	13,596	2,979
Interest income	(1,555)	(2,468)	(6,262)	(4,351)
Interest expense	26,831	21,251	76,870	63,835
Depreciation, depletion and amortization	34,459	28,175	106,781	68,713
Accretion of ARO and receivable	7,142	6,969	21,250	16,257
Amortization of intangible assets and liabilities	(250)	75	(756)	385
EBITDA	22,694	4,150	111,730	16,500

Restructuring charges	—	3,265	656	11,207
Loss (gain) on foreign exchange	(1,679)	1,742	(2,474)	5,883
Loss on extinguishment of debt	5,385	13	5,385	12,648
Acquisition related costs	3,070	1,616	4,470	22,079
Customer payments received under loan and lease receivables	8,731	4,545	24,252	7,830
Derivative gain	5,815	23,691	6,717	29,621
Loss (gain) on sale/disposal of assets and other adjustments	2,008	1,675	2,951	1,232
Share-based compensation	1,942	1,011	5,588	3,456
Adjusted EBITDA	$47,966	$41,708	$159,275	$110,456

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

Westmoreland News Release	Page 8 of 9	October 23, 2015

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 9 of 9	October 23, 2015